Exhibit 99.3

AFFIRMATION OF SUBORDINATION AGREEMENT

     This AFFIRMATION OF SUBORDINATION AGREEMENT is made as of April 18, 2012, by the undersigned (“Creditor”) for the benefit of Comerica Bank (“Bank”).

RECITALS

     Bank and LYRIS, INC., LYRIS TECHNOLOGIES INC. and COMMODORE RESOURCES (NEVADA), INC. (each a “Borrower” and collectively, “Borrowers”) are parties to that certain Amended and Restated Loan and Security Agreement dated as of March 6, 2008, as amended from time to time, including by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of July 30, 2008, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 31, 2008, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of June 19, 2009, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of October 23, 2009, that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of May 6, 2010, that certain Sixth Amendment to Amended and Restated Loan and Security Agreement dated as of September 15, 2010, that certain Seventh Amendment to Amended and Restated Loan and Security Agreement dated as of August 31, 2011 and that certain Eighth Amendment to Amended and Restated Loan and Security Agreement dated as of November 28, 2011 (the “Loan Agreement”). Creditor executed for the benefit of Bank a Subordination Agreement dated as of August 31, 2011 (the “Subordination Agreement”) with respect to indebtedness owing from Borrowers to Bank and Creditor. Borrowers and Bank propose to enter into a Ninth Amendment to Amended and Restated Loan and Security Agreement of even date herewith (the “Amendment”), which amends the Loan Agreement by, among other things, restructuring certain financial covenants of Borrowers, extending additional credit and extending the maturity. Bank has agreed to enter into the Amendment provided, among other things, that Creditor consents to the entry by Borrowers into the Amendment and related documents and agrees that the Subordination Agreement will remain effective.

AGREEMENT

     NOW, THEREFORE, Creditor agrees as follows:

     1. Creditor consents to the execution, delivery and performance by Borrowers of the Amendment and the documents and instruments executed in connection therewith, as well as all other amendments and modifications to the Loan Agreement.

     2. The Subordination Agreement is and shall remain in full force and effect with respect to all of Borrowers’ Obligations (as defined in the Loan Agreement) as modified by the Amendment and otherwise. Creditor confirms that Creditor has no defenses against its obligations under the Subordination Agreement

     3. Creditor represents and warrants that the Representations and Warranties contained in the Subordination Agreement are true and correct in all material respects as of the date of this Affirmation. Unless otherwise defined, all capitalized terms in this Affirmation shall be as defined in the Subordination Agreement.

     IN WITNESS WHEREOF, the undersigned Creditor has executed this Affirmation of Subordination Agreement as of the first date above written.

CREDITOR:

/s/ William T. Comfort, III
William T. Comfort, III